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                                                      REGISTRATION NO. 333-67107
                                                      RULES 424(b)(3) AND 424(c)



                           HEARTLAND BANCSHARES, INC.

             SUPPLEMENT NO. 2 TO PROSPECTUS DATED FEBRUARY 5, 1999


     Heartland Bancshares, Inc. (the "Company") has elected to extend the expiration date of its public offering to September 3, 1999. As of the date of this supplement, gross proceeds of approximately $5,075,000 had been received by Heartland Bancshares in the offering.



                  The date of this Supplement is June 3, 1999.